                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          Bethlehem Steel Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                          Bethlehem Steel Corporation
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                 BETHLEHEM
                 STEEL
                 CORPORATION

--------------------------------------------------------------------------------
                          (R)

                 LOGO
                 Bethlehem Steel Corporation

                 NOTICE OF 1998
                 ANNUAL MEETING
                 OF STOCKHOLDERS
                 AND PROXY
                 STATEMENT

                          BETHLEHEM STEEL CORPORATION
                              1170 EIGHTH AVENUE
                      BETHLEHEM, PENNSYLVANIA 18016-7699
                                           (R)

                      LOGO OF BETHLEHEM STEEL CORPORATION

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

  The Annual Meeting (the "Meeting") of Stockholders of Bethlehem Steel Corpo-ration ("Bethlehem") will be held in the Main Ballroom, Radisson Hotel, 4727 Concord Pike, U.S. Route 202, Wilmington, Delaware, on Tuesday, April 28, 1998, at 11 a.m., for the following purposes:

  (1) To elect twelve Directors to serve for terms of one year and until their successors have been elected and qualified;

  (2) To ratify the appointment of Price Waterhouse LLP as the independent au-ditors for 1998;

  (3) To take action upon the 1998 Stock Incentive Plan of Bethlehem which, if approved by stockholders, will replace the 1994 Stock Incentive Plan; and

  (4) To transact such other business as may properly come before the Meeting. Stockholders of record at the close of business on March 2, 1998, are enti-
tled to receive notice of and to vote at the Meeting. A complete list of such stockholders will be open for examination by any stockholder for any purpose germane to the Meeting at the offices of The Corporation Trust Company at 1209 Orange Street, Wilmington, Delaware, for a period of ten days prior to the Meeting.

  This Notice, the Proxy Statement and the enclosed form of proxy are sent to you by order of the Board of Directors.

                                                  William H. Graham
                                                      Secretary

March 13, 1998

-------------------------------------------------------------------------------

  IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

-------------------------------------------------------------------------------

                          BETHLEHEM STEEL CORPORATION
                               1170 EIGHTH AVENUE
                       BETHLEHEM, PENNSYLVANIA 18016-7699

                               TABLE OF CONTENTS

General Information for Stockholders.......................................   1
  Proxy Procedure..........................................................   1
  Stockholder Proposals....................................................   2
Election of Directors......................................................   2
  General Background.......................................................   2
  Information Concerning Nominees..........................................   3
  Amount and Nature of Beneficial Ownership................................   7
  Committees of the Board..................................................   8
  Certain Business Relationships...........................................   8
  Section 16(a) Beneficial Ownership Reporting Compliance..................   9
Ratification of the Appointment of Independent Auditors....................   9
Approval of 1998 Stock Incentive Plan......................................   9
  Summary of 1998 Stock Incentive Plan.....................................   9
  Tax Effects..............................................................  12
  Other Information........................................................  14
Executive Compensation.....................................................  14
  Compensation Committee Report on Executive Compensation..................  14
  Summary Compensation Table...............................................  17
  Stock Option/SAR Grants in 1997..........................................  18
  Aggregated Stock Option/SAR Exercises in 1997 and December 31, 1997,
   Stock Option Values.....................................................  18
Pension Plan Table.........................................................  18
Comparative Stock Performance..............................................  19
Additional Information.....................................................  20
  Indemnification Assurance Agreements.....................................  20
  Stockholders.............................................................  20
  Other Matters............................................................  20
Exhibit 1--1998 Stock Incentive Plan

                                PROXY STATEMENT

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Bethlehem Steel Corporation ("Bethlehem") of proxies for use at the Annual Meeting of Stockholders to be held on April 28, 1998, and any adjournments thereof. This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or after March 13, 1998.

                     GENERAL INFORMATION FOR STOCKHOLDERS

PROXY PROCEDURE
  Proxies are solicited by the Board of Directors of Bethlehem in order to provide every stockholder with an opportunity to vote on all matters that properly come before the Annual Meeting of Stockholders, whether or not the stockholder attends in person. When the enclosed form of proxy is properly signed, dated and returned, the shares represented will be voted by the per-sons named as proxies in accordance with the stockholder's directions. If no direction is indicated, the shares will be voted as recommended by the Board of Directors.

  Bethlehem has adopted a confidential voting policy which provides that votes of all stockholders of Bethlehem shall be held in confidence from Bethlehem, its directors, officers and employees except (i) to allow the independent in-spectors of election to certify the results of the vote, (ii) as necessary to meet applicable legal requirements and to assert or defend claims for or against Bethlehem, (iii) in case of a contested proxy solicitation or (iv) in the event a stockholder has made a written comment on the proxy material. As part of the policy, Bethlehem will continue its current practice of employing an independent tabulator to receive and tabulate the proxies and independent inspectors of election.

  Any stockholder executing a form of proxy may revoke that proxy or may sub-mit a revised form of proxy at any time before it is voted. A stockholder may also vote by ballot at the Annual Meeting, thereby canceling any proxy previ-ously returned. Stockholders wishing to name as their proxy someone other than those designated in the form of proxy may do so by crossing out the names of the proxies appearing thereon and inserting the name(s) of the person(s) they wish to have act as proxy. In such a case, it will be necessary that the form of proxy be delivered by the stockholder to the person(s) named and that the person(s) named be present and vote at the Annual Meeting. Any proxy form on which alternate proxies have been named should not be mailed directly to Beth-lehem.

  If you are a participant in the Bethlehem Steel Corporation Employee Stock Ownership Plan or the Savings Plan for Salaried Employees of Bethlehem Steel Corporation and Subsidiary Companies, the enclosed form of proxy will indicate the shares of ESOP Preference Stock and Common Stock allocated to your ESOP account and the shares of Common Stock allocated to your Savings Plan account by State Street Bank and Trust Company, Trustee under both plans, at the close of business on March 2, 1998 ("Record Date"). When the enclosed form of proxy is properly signed, dated and returned, it will serve as instructions to the Trustee to vote the shares allocated to your ESOP and Savings Plan accounts in accordance with your instructions. The enclosed form of proxy must be received by Bethlehem's tabulator before the close of business on Friday, April 24, 1998, in order for your voting instructions as to the shares allocated to your ESOP and Savings Plan accounts to have effect. If the enclosed form of proxy is properly signed, dated and returned, but you do not otherwise specify in-structions, the shares allocated to your ESOP and Savings Plan accounts will be voted "For" the three proposals referred to in this Proxy Statement. If you do not return the enclosed form of proxy by the close of business on April 24, 1998, (i) shares allocated to your ESOP account will be voted by the Trustee in the same proportion as the shares with respect to which such instructions are received and (ii) shares allocated to your Savings Plan account will be voted by the Trustee in accordance with instructions of the Employee Benefits Administration Committee.

  Votes cast at the Annual Meeting will be tabulated by the persons appointed as the independent inspectors of election for the Annual Meeting. The inspec-tors of election will treat shares of Common Stock and of ESOP Preference Stock represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspectors of election will treat shares of Common Stock represented by "broker non-votes" as present for purposes of determining a quorum.

  The nominees for election to the Board of Directors receiving the greatest number of the affirmative votes cast by holders of Common Stock and of ESOP Preference Stock, up to the number of directors to be elected, will be elected as directors. Accordingly, so long as a quorum is present, abstentions or bro-ker non-votes as to the election of directors will have no effect on the elec-tion of directors.

  The affirmative vote of the holders of a majority of the shares of Common Stock and of ESOP Preference Stock that are present in person or by proxy and entitled to vote at the Annual Meeting, voting together as a single class, is required to ratify the appointment of the independent auditors and approve the 1998 Stock Incentive Plan. Therefore, abstentions and broker non-votes will have the same effect as votes against these proposals.

STOCKHOLDER PROPOSALS
  Stockholders may be asked to consider and take action on proposals submitted by stockholders who are not members of management or the Board of Directors. Proposals by stockholders may be included in the Proxy Statement if the pro-posals are proper subjects for inclusion, are submitted to Bethlehem on a timely basis and otherwise comply with Rule 14a-8 under Section 14(a) of the Securities Exchange Act of 1934 and the laws of the State of Delaware. Each proposal submitted should include the full and correct registered name and ad-dress of the stockholder(s) making the proposal, the number of shares owned and the dates of acquisition thereof. If beneficial ownership is claimed, proof thereof should be submitted with the proposal. In addition, proponents must appear personally or by proxy at the Annual Meeting to present the pro-posal for action. In order for such proposals to be included for the Annual Meeting of Stockholders to be held in 1999, they must be received by Bethlehem on or before November 13, 1998.

  The Board of Directors carefully considers all proposals and suggestions submitted by stockholders to determine if they are in the best interests of Bethlehem and the stockholders generally. When a stockholder presents, as a formal resolution, a suggestion which is practicable, and in the best inter-ests of Bethlehem and its stockholders, and which can be implemented by man-agement and the Board without the necessity of stockholder approval, the sug-gestion is usually adopted without stockholder approval and the proponent withdraws the resolution.

                             ELECTION OF DIRECTORS

GENERAL BACKGROUND
  As provided by the laws of Delaware, Bethlehem's state of incorporation, the business and affairs of Bethlehem are managed by or under the direction of the Board of Directors of Bethlehem, which is currently comprised of thirteen mem-bers. The Board of Directors represents the interests of the stockholders as a whole and has responsibility for the overall performance of Bethlehem. Stock-holders elect directors in April of each year to serve for terms of one year and until their successors have been elected and qualified. This annual elec-tion of directors is one of the important purposes of the Annual Meeting.

  Members of the Board are kept informed of Bethlehem's business by presenta-tions made at Board meetings and by various reports sent to them by manage-ment. The Board of Directors meets regularly and met 10 times during 1997. Di-rectors also meet in committees of the Board and information concerning the committees can be found beginning on page 8 of this Proxy Statement. During 1997, the average attendance of directors at Board meetings and meetings of committees to which they belonged was approximately 95%.

  Of the twelve directors standing for election, nine are not employees of Bethlehem. These nine non-employee Board members bring valuable experience to Bethlehem from a variety of fields. None of them has carried on an occupation or employment with any subsidiary or other affiliate of Bethlehem.

  Each non-employee director receives cash compensation of $22,000 annually for service as a Bethlehem director. This annual retainer fee includes compen-sation for service as a member of the Audit Committee, the Compensation Com-mittee, the Finance Committee and the Committee on Directors. In addition, each non-employee director who serves as Chairman of the Audit Committee, the Compensation Committee or the Committee on Directors receives additional com-pensation of $2,500 annually for service as such Committee Chairman. Each non-employee director also receives an attendance fee of $1,000 for the Annual Meeting of Stockholders, any regular or special board of directors' meeting, any regular or special committee meeting held on a day other than a day on which a board meeting is held and any special meeting attended at the request of the Chairman and held on a day other than a day on which a board or commit-tee meeting is held. Each non-employee director of

Bethlehem also receives on December 1 of each year an award of 500 shares of Bethlehem Common Stock pursuant to the 1994 Non-Employee Directors Stock Plan, which was approved by stockholders. Non-employee directors are also reimbursed for any expenses which may be incurred by them in connection with the business and affairs of Bethlehem. None of the directors who are employees of Bethlehem is compensated separately for service as a member of the Board of Directors or any committee of the Board.

  Under the Post Retirement Retainer Plan, directors who are not and have not been employees of Bethlehem or its subsidiaries and who retire from the Board with ten or more years of service, will receive annual payments equal to 100% of the annual retainer fee payable at retirement. Directors who retire with between five and ten years of service will receive annual payments starting at 50% of the annual retainer fee payable at retirement for directors with five years of service and increasing 10% for each year of service up to ten years. The annual payments will begin at retirement (or at age 65 if retirement is prior to age 65) and will continue for a period equal to the director's years of service with the Board. In the event of the death of a director, any unpaid amount will be paid to the director's designated beneficiary or the director's estate if there is no designated beneficiary.

  The general retirement policy of the Board provides that non-employee direc-tors shall retire at the end of their term as a director during which they reach age 70, except that non-employee directors who were elected at the 1991 Annual Meeting of Stockholders (all current non-employee directors except Messrs. Civiletti, Clark, Kaden and Kamen and Mrs. Peterson) shall retire at the end of their term as a director during which they reach age 72. Employee directors shall retire from the Board at the time of their retirement from Bethlehem. The present retirement age for management employees of Bethlehem is 65.

  Pursuant to the terms of a 1993 labor agreement with the United Steelworkers of America ("USWA"), the USWA has the right to designate a nominee for consid-eration by the Committee on Directors and the Board of Directors for one seat on the Board. The nominee is to be a prominent individual with experience in public service, labor, education or business. The nominee shall not be or be-come, while serving as a director, an officer, employee or director of the USWA. Subject to complying with the same standards of conduct as every other Bethlehem director, and subject to annual election by the stockholders, the USWA nominee will serve as a director during the term of the 1993 labor agree-ment, which terminates July 31, 1999. Mr. Kaden was designated by the USWA for consideration as a director of Bethlehem by the Committee on Directors. The Committee on Directors recommended Mr. Kaden's election to the Board, the Board elected Mr. Kaden a director in March 1994 and the stockholders elected Mr. Kaden a director at the 1994 through 1997 Annual Meetings of Stockholders.

  The twelve nominees whose biographies appear below have been recommended by the Committee on Directors and proposed by the entire Board of Directors. They have been recommended on the basis of their demonstrated broad knowledge, ex-perience and ability in their respective endeavors and, most importantly, on the basis of their ability to represent the interests of all stockholders, rather than the special interests of a particular group.

INFORMATION CONCERNING NOMINEES
   The persons named in the accompanying form of proxy intend to vote the shares covered by proxies for the election of the director nominees named be-low. Each nominee is presently a director of Bethlehem and has previously been elected a director by the stockholders. If any nominee shall, prior to the An-nual Meeting, become unavailable for election as a director, which is not ex-pected, the persons named in the accompanying form of proxy will vote for such substitute nominee, if any, as may be recommended by the Board of Directors. Directors elected at the Meeting will hold office until the next Annual Meet-ing of Stockholders and until their successors have been elected and quali-fied, or until their earlier resignation, retirement or removal.



            CURTIS H. BARNETTE
                          Mr. Barnette, age 63, has been a director of Bethle-
                          hem since 1986. He was elected Chairman and Chief
                          Executive Officer effective November 1, 1992. He has
                          been an employee of Bethlehem since 1967, holding
                          various positions. Prior to his election as Chairman
Photo of                  and Chief Executive Officer, Mr. Barnette had been
Curtis H. Barnette        Secretary of Bethlehem since 1976, General Counsel
                          since 1977, Vice President, Law from 1977 to 1985 and Senior Vice President since 1985. Mr. Barnette is also a director of Metropolitan Life Insurance
                          Company.

            BENJAMIN R. CIVILETTI
                          Mr. Civiletti, age 62, was elected a director of
                          Bethlehem in 1993. He has been Chairman of Venable,
                          Baetjer and Howard, a law firm, since July 1993 and
Photo of                  a partner since 1981. He had been Managing Partner
Benjamin R. Civiletti     of that firm from 1987 until 1993. He previously
                          served as Attorney General of the United States from 1979 to 1981. Mr. Civiletti is also a director of MBNA America Bank, N.A., MBNA International Bank
                          Limited and Wackenhut Corrections Corporation.


            WORLEY H. CLARK
                          Mr. Clark, age 65, was elected a director of Bethle-
                          hem in 1993. He is President of W "H" Clark Associ-
                          ates, Ltd., a consulting firm. He retired as Chair-
                          man and Chief Executive Officer of Nalco Chemical
Photo of                  Company, a manufacturer of specialty chemicals, in
Worley H. Clark           1994, having held the positions of Chief Executive
                          Officer since 1982 and Chairman since 1984 and hav-ing been an employee of that company since 1960. Mr.
                          Clark is also a director of NICOR Inc., USG Corpora-tion, Fort James Corporation, Ultramar Diamond Sham-rock Corporation, Merrill Lynch & Co., Inc. and
                          Millenium Chemicals Inc.


            JOHN B. CURCIO
                          Mr. Curcio, age 63, was elected a director of Beth-
                          lehem in 1988. He was Chief Executive Officer and a
                          director of Mack Trucks, Inc., a manufacturer of
Photo of                  heavy-duty trucks, from 1983 until 1989 and Chairman
John B. Curcio            of the Board from 1985 until his retirement. Mr.
                          Curcio is also a director of Minerals Technologies, Inc. and Integrated Components Systems, Inc. and
                          Vice Chairman of Dallas & Mavis Specialized Carrier
                          Co. and Jupiter Logistics, de Mexico, SA de C.V.


            LEWIS B. KADEN
                          Mr. Kaden, age 55, was elected a director of Bethle-
                          hem in 1994. He has been a partner of Davis Polk &
Photo of                  Wardwell, a law firm, and an Adjunct Professor of
Lewis B. Kaden            Law at Columbia University since 1984, where he was
                          a Professor of Law from 1976 to 1984.

            HARRY P. KAMEN
                          Mr. Kamen, age 64, was elected a director of Bethle-
                          hem in 1993. He has been Chairman of the Board and
                          Chief Executive Officer of Metropolitan Life Insur-
                          ance Company, a mutual life insurance company, since
                          April 1993 and held the additional title of Presi-
                          dent of Metropolitan from December 1995 to November
                          1997. He has been an employee of Metropolitan since
                          1959, holding various positions. Prior to his elec-
Photo of                  tion as Chairman of the Board and Chief Executive
Harry P. Kamen            Officer, Mr. Kamen had been serving as Senior Execu-
                          tive Vice President since October 1991, Executive
                          Vice President from January to September 1991, Exec-utive Vice President and General Counsel from April
                          1989 to December 1990 and Senior Vice President and
                          General Counsel from January 1987 to March 1989. Mr.
                          Kamen is also a director of Banco Santander, New En-gland Investment Companies, Inc. and Pfizer Inc.


            ROBERT MCCLEMENTS, JR.
                          Mr. McClements, age 69, was elected a director of
                          Bethlehem in 1989. He retired in 1992 as Chairman of
                          the Board and a director of Sun Company, Inc., a di-
Photo of                  versified energy company, positions he held since
Robert McClements, Jr.    1987 and 1979, respectively. Mr. McClements also
                          served as Chief Executive Officer of that company from 1985 until 1991. Mr. McClements is also a di-rector of Unisys Corporation.


            GARY L. MILLENBRUCH
                          Mr. Millenbruch, age 60, was elected a director of
                          Bethlehem in 1991. He was elected Executive Vice
                          President and Chief Financial Officer effective No-
Photo of                  vember 1, 1992, and Treasurer effective September 1,
Gary L. Millenbruch       1994. He has been an employee of Bethlehem since
                          1959, holding various positions. Prior to his elec-tion as Executive Vice President and Chief Financial
                          Officer, he had been Senior Vice President and Chief
                          Financial Officer since 1986.


            ROGER P. PENNY
                          Mr. Penny, age 61, was elected a director of Bethle-
                          hem in 1991. He was elected President and Chief Op-
Photo of                  erating Officer effective November 1, 1992. He has
Roger P. Penny            been an employee of Bethlehem since 1958, holding
                          various positions. Prior to his election as Presi-dent and Chief Operating Officer, Mr. Penny had been
                          Senior Vice President, Steel Operations since 1987.

            SHIRLEY D. PETERSON
                          Mrs. Peterson, age 56, was elected a director of
                          Bethlehem in January 1996. She has been President of
                          Hood College since July 1995. She was Commissioner
Photo of                  of the Internal Revenue Service from 1992 to 1993,
Shirley D. Peterson       an Assistant Attorney General (Tax Division), United
                          States Department of Justice, from 1989 to 1992 and a member of Steptoe & Johnson, a law firm, from 1993 to 1994 and 1969 to 1989. Mrs. Peterson is also an Independent Trustee of Kemper Mutual Funds.



            DEAN P. PHYPERS
                          Mr. Phypers, age 69, was elected a director of Beth-
                          lehem in 1986. He was a Senior Vice President and a
                          director of International Business Machines Corpora-
Photo of                  tion, an information technology and computer compa-
Dean P. Phypers           ny, from 1979 and 1982, respectively, until 1987.
                          Mr. Phypers is also a director of American Interna-tional Group, Inc., Church & Dwight Co., Inc. and
                          Cambrex Corp.


            JOHN F. RUFFLE
                          Mr. Ruffle, age 60, was elected a director of Beth-
                          lehem in 1990. He retired in 1993 as Vice Chairman
                          of the Board of J.P. Morgan & Co. Incorporated, a
                          bank holding company, and Morgan Guaranty Trust Co.
                          of New York, a commercial bank, positions he held
Photo of                  since 1985. Mr. Ruffle is also a director of Trident
John F. Ruffle            Corporation, American Shared Hospital Services,
                          Inc., Polymer Group, Inc. and Wackenhut Corrections
                          Corporation, a Trustee of JP Morgan Series Trust II and a member of the Board of Managers of the North
                          Moore Fund, LLC and JP Morgan Global Emerging Mar-kets Fund, LLC.

  In addition to the business activities described above, the director nomi-nees also participate in various other business, professional and charitable activities.

AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

  The following table shows the shares of Bethlehem Common Stock beneficially owned, directly or indirectly, by each current director, Messrs. Jordan and Post and all directors and executive officers as a group on the Record Date:

                                    AMOUNT AND NATURE OF
              NAME               BENEFICIAL OWNERSHIP(1)(2) PERCENT OF CLASS(3)
              ----               -------------------------- -------------------
Curtis H. Barnette..............           336,662                   (4)
Benjamin R. Civiletti...........             3,200                   (4)
Worley H. Clark.................             4,000                   (4)
John B. Curcio..................             3,500                   (4)
Lewis B. Kaden..................             3,000                   (4)
Harry P. Kamen..................             6,000                   (4)
Robert McClements, Jr...........             3,000                   (4)
Gary L. Millenbruch.............           229,242                   (4)
Roger P. Penny..................           234,893                   (4)
Shirley D. Peterson.............             1,500                   (4)
Dean P. Phypers.................             5,000                   (4)
William A. Pogue (5)............             3,500                   (4)
John F. Ruffle..................             3,000                   (4)
John A. Jordan, Jr. (5) ........            98,909                   (4)
David P. Post...................           113,415                   (4)
-----------
28 directors and executive
 officers as a
 group (including those named
 above).........................         1,712,421(6)              1.51%

-----------

(1) The figures shown include a total of 49,297 shares allocated on the Record Date to the accounts of participants under the Savings Plan for Salaried Employees of Bethlehem Steel Corporation and Subsidiary Companies. Bethle-hem matches employee contributions up to 4% of base salary. These matching contributions are in the form of Bethlehem Common Stock. Employees also have the option to have their contributions invested in Bethlehem Common Stock. As of the Record Date, there were 4,448 participants (including about 89% of eligible employees) in the Savings Plan, holding a total of 3,825,108 shares of Bethlehem Common Stock, representing approximately 3% of total outstanding shares.

(2) The Securities and Exchange Commission deems a person to have beneficial ownership of all shares which that person has the right to acquire within 60 days. The figures shown also include stock options subject to acquisi-tion within 60 days which were granted under the 1988 and 1994 Stock In-centive Plans of Bethlehem to the following individuals or groups: Mr. Barnette, 234,500 shares; Mr. Millenbruch, 149,500 shares; Mr. Penny, 163,250 shares; Mr. Jordan, 54,500 shares; Mr. Post, 87,950 shares; and the directors and executive officers as a group, 1,095,500 shares.

(3) Based upon 113,134,857 total outstanding shares of Common Stock on the Record Date.

(4) The number of shares deemed to be owned by each director or executive of-ficer represents less than 1% of the outstanding shares.

(5) Mr. Pogue will retire as a director in April 1998. Mr. Jordan retired on December 31, 1997.

(6) The figures shown include an aggregate of 2,314 shares held by, or for the benefit of, the immediate families or other relatives of all directors and executive officers as a group. Directors and executive officers disclaim beneficial ownership of all of these shares.

-----------
  None of the directors or executive officers of Bethlehem own any shares of Bethlehem's Preferred Stock or ESOP Preference Stock.

COMMITTEES OF THE BOARD

  Bethlehem's Board of Directors has established committees to assist it in the discharge of its responsibilities. The principal committees, their current members and the principal responsibilities of each are described below.

  The Executive Committee is presently comprised of Messrs. Barnette (Chair-man), Millenbruch and Penny. The Executive Committee has all of the delegable powers of the Board, except when the Board is in session. The Executive Com-mittee meets at appropriate times and met 7 times during 1997.

  The Finance Committee is presently comprised of Mr. Barnette (Chairman) and all other directors. The Finance Committee advises the Board, the Executive Committee and the officers and employees of Bethlehem with respect to all ac-tivities, plans and policies affecting the financial affairs of Bethlehem, in-cluding dividends. The Finance Committee meets at appropriate times and met 8 times during 1997.

  The Audit Committee is presently comprised of Messrs. Ruffle (Chairman), Civiletti, Kaden and Kamen and Mrs. Peterson. The Audit Committee assists the Board in reviewing and overseeing Bethlehem's accounting, auditing, internal controls, financial reporting and legal compliance and has, but is not limited to, the following powers: to review the performance of the independent audi-tors and make recommendations to the Board with respect to the appointment, reappointment or termination of the independent auditors; to review with Bethlehem's general auditor and the independent auditors their annual audit plans; to meet with management, the independent auditors and Bethlehem's gen-eral auditor to discuss the appropriateness of Bethlehem's internal controls; to meet separately, in executive session, on a regular basis, with Bethlehem's general auditor and the independent auditors to discuss the results of their examinations and their evaluations of Bethlehem's internal controls and finan-cial reporting; to review the appointment and dismissal of Bethlehem's general auditor; and to review with Bethlehem's general counsel the practices, proce-dures and any material issues relating to litigation management, provisions for contingent litigation liabilities and the legal compliance program. The Audit Committee meets at appropriate times and met 4 times during 1997.

  The Compensation Committee is presently comprised of Messrs. Clark (Chair-man), Curcio, McClements, Phypers and Pogue. The Compensation Committee has the responsibility for management compensation and review and has, but is not limited to, the following powers: to fix the compensation to be paid to the principal corporate officers of Bethlehem; all the powers and duties of the Board under the Annual Incentive Compensation Plan for Key Employees of Beth-lehem, the 1994 and 1988 Stock Incentive Plans of Bethlehem, and the 1994 Non-Employee Directors Stock Plan; and to review and approve Bethlehem's report on executive compensation to be contained in this Proxy Statement. The members of the Committee do not participate in the executive compensation programs the Committee administers. The Committee's report on executive compensation can be found beginning on page 14 of this Proxy Statement. The Compensation Committee meets at appropriate times and met 5 times during 1997.

  The Committee on Directors is presently comprised of Mr. Phypers (Chairman) and all other non-employee directors. The Committee on Directors advises the Board with respect to corporate governance issues and has, but is not be lim-ited to, the following powers: to search for persons qualified to be members of the Board and to make recommendations with respect thereto to the Board; to review and evaluate the members of the Board, the Committees of the Board and procedures and policies of the Board; to review and evaluate the performance of Bethlehem and the management thereof; to review compensation and benefits for members of the Board; and to review organization, strategic planning and scheduling for the Board and the Committees of the Board. If any stockholder wishes to recommend a nominee for membership on the Board of Directors, he or she should write to the Secretary of Bethlehem specifying the name of the nom-inee and the qualifications of such nominee for membership on the Board of Di-rectors. Each submission must include the written consent of the person pro-posed for nomination indicating that the person is willing and able to serve as a director of Bethlehem. All such recommendations will be brought to the attention of the Committee on Directors. The Committee on Directors meets at appropriate times and met 5 times during 1997.

CERTAIN BUSINESS RELATIONSHIPS

  As noted above, Mr. Civiletti is Chairman of Venable, Baetjer and Howard and Mr. Kaden is a partner of Davis Polk & Wardwell. Both of these law firms ren-der legal service to Bethlehem in the ordinary course of business.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  The Securities Exchange Act of 1934 requires Bethlehem's directors and exec-utive officers and certain other stockholders to file reports of ownership and changes in ownership of Bethlehem stock with the Securities and Exchange Com-mission and the New York Stock Exchange. To Bethlehem's knowledge, all such reports for 1997 were timely filed, except that Bethlehem filed one report late reflecting the disposition of 50 shares of Bethlehem Common Stock by D.
L. Stephenson.

            RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors, on the recommendation of the Audit Committee, has appointed the firm of Price Waterhouse LLP ("Price Waterhouse") as independent auditors to examine the financial statements of Bethlehem and its consolidated subsidiaries for the year 1998.

  Price Waterhouse is a member of the SEC Practice Section of the American In-stitute of Certified Public Accountants and has submitted a copy of its peer review results to the Audit Committee. The peer review consists of a review and evaluation of the quality of a firm's accounting and auditing services by partners and managers from another CPA firm or from several CPA firms.

  Price Waterhouse states that no partner or professional employee of that firm has any direct financial interest or any material indirect financial in-terest in Bethlehem or in any of its subsidiaries.

  Representatives of Price Waterhouse are expected to be present at the Annual Meeting of Stockholders with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

  The affirmative vote of the holders of a majority of the shares of Common Stock and of ESOP Preference Stock that are present in person or by proxy and entitled to vote at the Annual Meeting, voting together as a single class, is required for ratification of the appointment of the independent auditors.

 THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF
                 THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

                     APPROVAL OF 1998 STOCK INCENTIVE PLAN

  On December 10, 1997 the Board of Directors adopted and recommended for sub-mission to stockholders for their approval the 1998 Stock Incentive Plan (the "1998 Plan"). The 1998 Plan is substantially similar to, and would replace, the 1994 Stock Incentive Plan (the "1994 Plan") which was previously approved by stockholders. Virtually no shares remain available for future award under the 1994 Plan. The Board of Directors believes that it is desirable that Beth-lehem continue to have a stock incentive plan to help align the interests of executive officers and other key employees of Bethlehem and its subsidiaries with the interests of stockholders. Encouraging ownership of Bethlehem Common Stock by executive officers and key employees through a stock incentive plan will increase the long term retention of such employees and provide additional incentive for them to promote the success of Bethlehem and enhance stockholder value.

  If approved by stockholders, the 1998 Plan would become effective on April 28, 1998 and would terminate on December 31, 2002.

SUMMARY OF 1998 STOCK INCENTIVE PLAN

  The main features of the 1998 Plan are described below, but the description is qualified in its entirety by reference to the complete text of the 1998 Plan which appears as Exhibit 1 to this Proxy Statement.

  1. There will be reserved for use upon the exercise of, or the surrender of the right to exercise, options and pursuant to stock awards under the 1998 Plan an aggregate of 5,000,000 shares of Bethlehem Common Stock (about 4% of the shares of Common Stock outstanding and not held in treasury at March 2,
1998), although the number of shares to be issued pursuant to restricted stock awards shall not exceed 1,000,000. Such shares may be, in whole or in part, as the Board shall from time to time determine, issued shares of Common Stock which have been reacquired by Bethlehem or authorized but unissued shares of Common Stock. The number of shares is subject to adjustment in the event of changes in the outstanding Common Stock of Bethlehem by reason of stock divi-dends, stock splits, recapitalizations and the like. In general, if an option expires or terminates or is forfeited or canceled for any reason without hav-ing been exercised or the right to exercise it surrendered in full, the re-maining shares covered thereby will again be available for the purposes of the 1998 Plan, and if any stock award is forfeited before the restrictions provided for in such stock award lapse in full, the remaining shares covered thereby will again be available for the purposes of the 1998 Plan.

  2. Only regular key employees (including officers) of Bethlehem or any of its subsidiaries who shall be selected by the Board may receive option and stock awards under the 1998 Plan. No officer or employee may receive option and stock awards over the period the 1998 Plan is in effect for an aggregate of more than 400,000 shares under the 1998 Plan. In 1997, option awards cover-ing 651,100 shares were made to 326 key employees under the 1994 Plan. In ad-dition, restricted stock awards for an aggregate of 155,000 shares were made to 51 key employees on April 30, 1997 and July 30, 1997 under the 1994 Plan.

  3. Options may be "incentive stock options" within the meaning of Section 422(b) of the Internal Revenue Code of 1986 or nonqualified stock options. The purchase price of the Common Stock covered by each option will be not less than 100% of the fair market value of the Common Stock at the time of granting the option, determined as provided in the 1998 Plan. No outstanding option may be amended to lower the purchase price of the Common Stock covered thereby. The purchase price is payable in full at the time of exercise in cash or in whole or in part with shares of Common Stock (valued at the closing sale price of a share of Common Stock on the New York Stock Exchange on the date the op-tion is exercised). The ability to pay all or a portion of the purchase price of the Common Stock covered by each option with shares of Common Stock would permit possible payment in successive and substantially simultaneous exer-cises. Such payment might permit an option holder to start with a relatively small number of shares of Common Stock and exercise all his then exercisable stock options without additional cash (except for fractional share adjustments and subject to the general requirement that an option, unless it covers less than 100 shares of Common Stock, may not be exercised as to less than 100 shares at any one time) or any more investment other than the original shares of Common Stock held by such holder. However, whether the option holder exer-cises the entire stock option in a single exercise, or through a series of successive and substantially simultaneous exercises, the net increase in shares of Common Stock held by the option holder as a result of either type of exercise would be identical.

  4. The term of each option will be not more than ten years from the date of grant, and will be subject to earlier termination or forfeiture as described below. Options may be exercised, as determined by the Board and specified in the written option agreement relating thereto, at any time or from time to time, in one or more installments, as the Board in its discretion shall deter-mine. The Board may also establish conditions to exercise based upon continued employment, the attainment of specified financial performance goals and other relevant factors.

  5. Unless otherwise determined by the Board, option and stock awards will not be transferable otherwise than by will or the laws of descent and distri-bution.

  6. If so authorized by the Board, the right to exercise an option, or a por-tion thereof (but only to the extent and in the amounts that such option shall then be exercisable), may be surrendered to Bethlehem in return for the pay-ment by Bethlehem of an amount equal to the excess of the fair market value of the shares of Common Stock covered thereby or portion thereof over the option price thereof. Any such payment may be made in shares of Common Stock (valued, generally, at the closing sale price of the Common Stock on the New York Stock Exchange on the date of surrender), or in cash, or partly in cash and partly in shares of Common Stock, as the Board shall determine.

  7. The Board may permit any taxes required to be withheld in connection with any option or stock award to be paid in cash, in already-owned shares of Com-mon Stock, or by the withholding of shares of Common Stock otherwise issuable upon the exercise or vesting of any such award, or any combination of the foregoing.

  8. An option agreement may provide that (i) any shares of Common Stock is-sued upon the exercise of the option provided for therein, (ii) any payment (whether in shares of Common Stock, or in cash, or some combination thereof) made by Bethlehem upon the surrender of the right to exercise the option pro-vided for therein, (iii) the option itself provided for therein or (iv) any combination of the foregoing will be forfeited and returned to Bethlehem if the recipient shall cease to remain in the employ of Bethlehem or one or more of its subsidiaries during the period or periods specified by such agreement. The holder of an option will, as one of the conditions of the option agreement relating thereto, agree to remain in the employ of Bethlehem or one or more of its subsidiaries in order to exercise the option. Any such condition to remain in the employ of Bethlehem or one or more of its subsidiaries will not apply
(i) if employment shall terminate or be terminated by reason of retirement, death or permanent disability or (ii) if a change in control shall have oc-curred. The term "change in control" means (i) the first purchase of shares pursuant to a tender offer or exchange (other than a tender offer or exchange by Bethlehem) for all or part of Bethlehem's Common Stock or any securities convertible into such Common Stock,

(ii) the receipt by Bethlehem of a Schedule 13D or other advice indicating that a person is the "beneficial owner" (as that term is defined in Rule 13d3 under the Securities Exchange Act of 1934) of 20% or more of Bethlehem's Com-mon Stock calculated as provided in paragraph (d) of said Rule 13d3, (iii) the date of approval by stockholders of Bethlehem of an agreement providing for any consolidation or merger of Bethlehem in which Bethlehem will not be the continuing or surviving corporation or pursuant to which shares of Common Stock of Bethlehem would be converted into cash, securities or other property, other than a merger of Bethlehem in which the holders of Common Stock of Beth-lehem immediately prior to the merger would have the same proportion of owner-ship of common stock of the surviving corporation immediately after the merg-er, (iv) the date of the approval by stockholders of Bethlehem of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all of or substantially all the assets of Bethlehem or (v) the adoption of any plan or proposal for the liquidation or dissolution of Bethlehem.

  9. A holder of an option who retires or whose employment terminates or is terminated by reason of permanent disability (and, if he shall die within five years after such retirement or such termination by reason of permanent dis-ability, his estate or a person who has acquired the right to exercise such option by bequest or inheritance) may exercise the option, or, subject to ac-ceptance by Bethlehem, surrender it as described in paragraph 6 above, at any time within five years after such retirement or after such termination by rea-son of permanent disability, but not after the expiration of the term of the option. If the holder dies after such retirement or such termination by reason of permanent disability and during the period during which the option may be exercised, his estate or such person who has acquired the right to exercise the option will be deemed to have offered, immediately prior to the termina-tion of such period, to surrender the right to exercise the option as de-scribed in paragraph 6 above, unless the option has theretofore been exercised or so surrendered or forfeited. The term "permanent disability" means disabil-ity by bodily injury or disease, either occupational or nonoccupational in cause, preventing the employee on the basis of satisfactory medical evidence from engaging in any employment of the type normally performed by the employ-ee.

  10. If the holder of an option dies while employed by Bethlehem or by one or more of its subsidiaries, the option may be exercised in whole or in part, or, subject to acceptance by Bethlehem, the right to exercise the option may be surrendered as described in paragraph 6 above, by his estate (or by a person who has acquired the right to exercise such option by bequest or inheritance) at any time within five years after the date of death.

  11. Anything in the 1998 Plan to the contrary notwithstanding, if a change in control shall occur, the right to exercise all outstanding options to the extent such options shall not theretofore have been forfeited or exercised or the right to exercise such options theretofore surrendered shall automatically vest in accordance with their respective terms. Upon the occurrence of a change in control, an employee to whom an option shall have been granted may exercise the portion, if any, of such option that shall then be exercisable, and any and all installments of such option that shall not then be exercisable and shall not theretofore have been forfeited shall automatically become exer-cisable on the date or dates established in the option agreement relating thereto as the date or dates on which such installment or installments shall become exercisable, regardless of whether the conditions, if any, to exercise based upon continued employment, the attainment of specified financial perfor-mance goals or any other factor shall have been or shall thereafter be satis-fied. Such employee or, if such employee shall die, the estate of such em-ployee (or a person who shall have acquired the right to exercise such option by bequest or inheritance) may exercise each such portion that shall become exercisable pursuant to the immediately preceding sentence during the six-month period after it shall have become exercisable, but not after the expira-tion of the term of the option.

  12. Each stock award will be subject to such terms and conditions as the Board in its discretion shall determine, which may include, without limita-tion, conditions for issuance of shares of Common Stock pursuant thereto at any time subsequent to the granting thereof or in installments from time to time or providing for forfeiture of such award or the shares issued or there-tofore issued pursuant thereto in designated circumstances. The Board may in its discretion award unrestricted shares of Common Stock in consideration of services theretofore rendered by the recipient. The Board in its discretion may require, among other things, that the recipient pay the par value for the shares to be issued pursuant to the award. A stock award made pursuant to the 1998 Plan may be subject to such terms, conditions and restrictions, includ-ing, without limitation, substantial risks of forfeiture based upon require-ments relating to continued employment, the attainment of specified financial performance goals or other relevant factors and for such period or periods as shall be determined by the Board at the time that the stock is awarded. In the event of a recipient's termination of employment for any reason prior to the lapse of restrictions applicable to a stock award made to such recipient, the Board may determine in its sole discretion that any or all rights to shares of Common Stock as to which there will still remain unlapsed restrictions will be forfeited by such recipient to Bethlehem without payment or any consideration by Bethlehem, or that the restrictions with respect to all or a portion of such shares will terminate.

  13. The 1998 Plan will be administered by the Board or by a committee ap-pointed by the Board consisting of not less than three members of the Board. Subject to the provisions of the 1998 Plan, the Board or such committee will determine the employees to whom option and stock awards shall be granted, the type of awards, and the terms and conditions of each option and stock award. The committee will be composed of individuals who are not employees of Bethle-hem or its subsidiaries and who receive fees from Bethlehem only in their ca-pacity as members of the Board. It is expected that the Compensation Committee will be appointed to administer the 1998 Plan.

  14. The 1998 Plan may be amended by the stockholders of Bethlehem. The Board may also amend the 1998 Plan, but it may not, without approval of the stock-holders, (i) increase the maximum number of shares as to which option and stock awards may be granted under the 1998 Plan (other than as described in paragraph 1 above), (ii) change the manner of determining the option prices except to change the manner of determining the fair market value of the Common Stock as provided in the 1998 Plan, (iii) increase the maximum term of each option as set forth in the first sentence of paragraph 4 above, (iv) change the provisions outlined in the third sentence of paragraph 13 above or (v) ex-tend the term of the 1998 Plan. No amendment of the 1998 Plan may adversely affect any rights under an outstanding option or stock award without the con-sent of the holder thereof.

  15. Unless extended by approval of the stockholders, the 1998 Plan will ter-minate on December 31, 2002; provided that the Board or the stockholders may terminate the Plan at an earlier date. No termination of the 1998 Plan may ad-versely affect any rights under an outstanding option or grant without the consent of the holder thereof.

  16. The 1998 Plan provides that its submission to stockholders for approval will not be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or stock otherwise than un-der the 1998 Plan.

TAX EFFECTS

  Incentive Stock Options. Under the Internal Revenue Code of 1986 (the "Code"), if shares of Common Stock are issued to the original holder of an in-centive stock option granted and exercised in accordance with the 1998 Plan, and exercised during employment or within three months after the participant's termination of employment (12 months in the case of permanent and total dis-ability as defined in the Code), then (1) no income will be realized by such holder at the time of the grant of the option or the transfer of such shares to such holder pursuant to the exercise of such option; (2) for purposes of the alternative minimum tax, the holder will have alternative minimum taxable income resulting from the exercise of the option, and tax basis in the shares received on exercise of the option, determined at the same time and in the same amount as if the option were a nonqualified option (so that, for example, alternative minimum taxable income will generally be based on the value of the shares on the date of exercise of the option); (3) no deduction will be allow-able to Bethlehem for Federal income tax purposes in connection with the grant or exercise of such option; and (4) upon a sale or exchange of such shares af-ter the later of (a) one year from the date of transfer of the shares to the original holder and (b) two years from the date of the grant of the option, any amount realized by such holder in excess of the option price will be taxed to the holder as short- or long-term capital gain, and any loss sustained by the holder will be a short- or long-term capital loss.

  If such shares are disposed of before the holding period requirements in clause (4) above are satisfied, then (i) the holder will recognize taxable or-dinary income in the year of the disposition in an amount determined under the rules of the Code; (ii) subject to the limitations described below, Bethlehem will be entitled to a deduction in the amount of the ordinary income so recog-nized; (iii) the holder will realize short-term capital gain or loss, as the case may be, in an amount equal to the difference between (x) the amount real-ized by the holder upon sale or exchange of the shares and (y) the option price paid by the holder increased by the amount of ordinary income, if any, realized by the holder; and (iv) the alternative minimum tax calculation de-scribed above will nevertheless still apply in the year of exercise, although if the shares are sold to an unrelated party in the taxable year of exercise there should generally be no adverse effect because the alternative minimum taxable income will then be limited to the taxable gain on the sale as deter-mined for regular tax purposes.

  Nonqualified Options. Under the Code, if shares of Common Stock are issued to the original holder of a nonqualified option (i.e., an option which is not an incentive stock option, or an incentive stock option which is exercised more than three months after the participant's termination of employment (or more than 12 months thereafter in the case of permanent and total disability as defined in the Code)) granted and exercised in accordance with the 1998 Plan, then (1) no income will be recognized by the holder at the time of the grant of the option; (2) upon exercise of the option the holder will recognize ordinary in-come in an amount equal to the excess of the fair market value, at the time of exercise, of the shares acquired over the option price; (3) upon the sale of the shares acquired pursuant to the exercise of the option, the holder will realize short-term or long-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized on such sale and the holder's tax basis in the shares (determined as described in the following paragraph); and (4) subject to the limitation described below, Bethlehem will be entitled to a deduction in an amount equal to the ordinary income realized by the holder as set forth in clause (2) above.

  If payment of the option price is made entirely in cash, the tax basis of the shares will be equal to their fair market value on the date of exercise, but not less than the option price, and their holding period will begin on the day after the tax basis of the shares is so determined. If the option recipi-ent uses previously owned shares of Common Stock to exercise an option in whole or in part, the transaction will not be considered to be a taxable dis-position of the previously owned shares. The holder's tax basis and holding period of the previously owned shares will be carried over to the equivalent number of shares received on exercise. The tax basis of the additional shares received upon exercise will be the fair market value of the shares on the date of exercise, but not less than the amount of cash used in payment, and the holding period for such additional shares will begin on the day after the tax basis of the shares is so determined.

  Stock Appreciation Rights. In the event the Board authorizes the surrender of the right to exercise an option in exchange for an amount equal to the ex-cess of the fair market value of the shares of Common Stock covered thereby over the option price, such surrender shall be considered the exercise of a stock appreciation right. On the exercise of a stock appreciation right for cash, the holder will be taxed at ordinary income rates on the amount of cash received. On the exercise of a stock appreciation right for shares, the holder will be taxed at that time on the fair market value of the shares received. Subject to the limitation described below, Bethlehem will be entitled to a de-duction at the same time and in the same amount as the holder has income, in-cluding a deduction for such dividends paid to the holder in the absence of the election under Section 83(b).

  Restricted Stock. If restricted shares of Common Stock are granted to a par-ticipant under the 1998 Plan, then

    (1) except as described in clause (2) below, when the shares cease to be subject to restrictions under the 1998 Plan, the participant will recognize taxable ordinary income equal to the excess of the fair market value of the shares at that time over the amount, if any, paid for such shares; and

    (2) within 30 days after the date the shares are considered to be trans-ferred to a participant, the participant may elect under Section 83(b) of the Code to recognize taxable ordinary income at the time of transfer in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares, in which case (a) if the shares are subsequently forfeited, no deduction of such amount will be allowed and the participant will have a capital loss equal to the amount, if any, paid for such shares and (b) no additional income will be recog-nized upon the lapse of restrictions on the shares.

  The recipient's holding period for the shares will begin at the time taxable income is recognized under these rules, and the tax basis in the shares will be the amount of ordinary income so recognized plus the amount, if any, paid for the shares. Moreover, any dividends received on the restricted shares prior to the date the participant recognizes income as described above will be taxable compensation income when received. Subject to the limitation described below, Bethlehem is entitled to deduct amounts equal to the amounts of income recognized by the participant.

  Parachute Payment. If the exercisability of an option or the elimination of the restrictions on stock acquired under the 1998 Plan is accelerated or if a condition relating to the exercise of an option is eliminated as a result of a change in control, all or a portion of the value of the option or stock at that time may be a parachute payment for purposes of determining whether a 20% excise tax is payable by the employee as a result of the receipt of an excess parachute payment pursuant to Section 4999 of the Code. Bethlehem will not be entitled to a deduction for any amounts considered an excess parachute pay-ment.

  Limitation on Bethlehem's Deduction. Pursuant to the Omnibus Budget Recon-ciliation Act of 1993, Bethlehem's tax deduction for all compensation (includ-ing the value of restricted stock when it becomes taxable to the officer) paid to specified officers in any one year after 1993 is limited to $1,000,000 in certain circumstances. Generally, "performance based" compensation, as defined in Code Section 162(m), is not subject to the limitation. Accordingly, compen-sation resulting from the exercise or surrender of a stock option under the 1998 Plan will be exempt from this limitation if the 1998 Plan is approved by stockholders and the grant of such options is made by the Committee described on page 16. Compensation arising from the grant of re-stricted shares of Common Stock will generally be subject to this limitation. The Committee has the discretion, however, to grant restricted shares of Com-mon Stock intended to qualify as "performance based" compensation as defined in Code Section 162(m). Such grants will vest only upon the Committee's writ-ten confirmation that one or more pre-established, objective performance goals have been satisfied. The specific goals established by the Committee will be determined with reference to one or more financial performance goals includ-ing, but not limited to: market price of Common Stock, market share of Bethle-hem or a business unit thereof, earnings, net income, earnings per share, re-turn on equity or costs.

OTHER INFORMATION

  Bethlehem intends to take such actions as may be required to keep the shares of Common Stock reserved for purposes of the 1998 Plan registered under the Securities Act of 1933, as amended, and listed on the New York Stock Exchange.

  On March 2, 1998, the closing price of the Common Stock on the New York Stock Exchange was $10.8125 per share. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock and of ESOP Preference Stock that are present in person or by proxy and entitled to vote at the An-nual Meeting, voting together as a single class, is required for approval of the 1998 Plan.

 THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF
                        THE 1998 STOCK INCENTIVE PLAN.

                            EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Bethlehem's executive compensation programs are designed to attract, retain and motivate highly qualified executives to help cause the best possible per-formance from them. Compensation for Bethlehem's executives is based both on individual performance and upon corporate and business unit performance and consists of the following elements:

  . Salaries that are determined by individual contribution and performance and that are competitive in the marketplace.

  . Incentive compensation bonuses that, if paid, are directly linked to cor-porate and business unit profitability and performance which enhance stockholder value.

  . Long-term stock incentives that are designed to align the interests of the executives with those of the stockholders and to increase the long-term retention of key employees. Stock ownership fosters commitment to long-term stockholder value and executives are encouraged to own and hold Bethlehem Common Stock through these stock incentive plans and the Sav-ings Plan.

  . A broad-based employee benefits program which includes a pension program, a savings plan, group medical coverage and life insurance.

  The Compensation Committee of the Board of Directors is responsible for ad-ministering Bethlehem's executive compensation programs and for determining the compensation of Bethlehem's executive officers. The Committee has avail-able to it extensive compensation surveys (primarily with respect to salaries, annual incentive compensation and stock options), independent compensation consultants and information about executive compensation within the steel in-dustry and other industry groups. The Committee is composed of directors who are not current or retired employees of Bethlehem and who do not participate in the executive compensation programs which the Committee administers.

  Salaries. The Committee believes the salary of an executive must be based primarily on the executive's level of responsibility and performance. In addi-tion, the Committee believes that salaries should be competitive with execu-tive salaries provided by other companies in the steel business, including the peer group of integrated steelmakers shown in the comparative performance chart on page 19, and by other companies which are appropriate to use for com-parison purposes because of similarities in size or the nature of the busi-nesses. The Committee reviews both publicly available information about the salaries paid to executive officers of other steel companies and broad survey data from over 300 manufacturing, non-utility and non-financial services com-panies to determine salary levels that compare to those at companies with similar busi-ness performance, measured by such criteria as revenue, return on assets and return on equity. Salary levels for Bethlehem's executives are targeted at the median of such survey data for companies with annual revenues of between $3 billion and $6 billion. Since duties, responsibilities and experience of an executive officer may differ from survey norms in both content and scope, ad-justments are made by the Committee in its judgment for those factors as well as for individual performance. Consequently, some salaries are lower and some higher than survey medians. The Committee conducts periodic reviews of execu-tive officer salaries and makes adjustments as warranted. The increase in the 1997 salaries of the executive officers named in the Summary Compensation Ta-ble was based on individual performance and the continued improvement in Bethlehem's performance and financial results during 1996. The 1997 salary levels for these officers do not, in the Committee's opinion, significantly deviate from survey medians described above.

  Incentive Compensation Bonuses. The Committee believes that competitive sal-aries should be supplemented by incentive compensation bonus awards which are directly linked to performance-oriented goals as measured by Bethlehem's an-nual business plan. The Committee also believes that achievement of these goals should create value for Bethlehem's stockholders over time. The awards may be granted in cash, stock or a combination thereof.

  Incentive compensation bonus awards for executive officers are paid pursuant to a profit-sharing plan for essentially all salaried employees. Under the plan, employees and executive officers have the opportunity to earn a targeted percentage of base salary which increases with higher position levels, thereby placing a greater percentage of compensation at risk for those with greater responsibility. For the chief executive officer and the other four executive officers named in the Summary Compensation Table, payment of incentive compen-sation under this program is based entirely on the achievement of corporate objectives for return on net assets above a threshold goal and payments may not exceed 120% of base salary for the chief executive officer and 100% of base salary for the other four executive officers. For other executive offi-cers, incentive payments are based on the achievement of corporate profitabil-ity and budget goals and, in the case of executives at business units, in part on the achievement of business unit profitability goals and in part on the achievement of corporate profitability goals. For 1997, Mr. Barnette and each of the other four officers named in the Summary Compensation Table received an incentive compensation bonus award equal to approximately 101% and 85%, re-spectively, of base salary based on Bethlehem's 1997 return on net assets. For 1998, incentive compensation awards for the chief executive officer and other executive officers will be based on the achievement of corporate objectives for return on net assets above a threshold goal and the achievement of perfor-mance-oriented goals.

  Long-Term Stock Incentives. The Committee believes that stock incentives are an important element of Bethlehem's executive compensation program. They help align the interests of Bethlehem's executives with those of the stockholders and increase the long-term retention of key employees. Executive officers are required to own or have plans to own Common Stock in amounts related to their base salary and to hold and not dispose of shares they own. As discussed be-low, the Committee has made stock option and restricted stock awards to execu-tive officers and other key employees under its stock incentive plans. Also, Bethlehem's Savings Plan provides for matching company contributions which are made entirely in Bethlehem Common Stock.

  Executive officers and other key employees have received annual grants of stock options under Bethlehem's stock incentive plans. The Committee believes that stock options provide an incentive that focuses the executive's attention on managing Bethlehem from the perspective of an owner with an equity stake in the business. Options are awarded with an exercise price equal to the market price of Common Stock on the date of grant and have a maximum term of ten years. Options awarded in 1997 may be exercised for up to one-fourth of the shares covered by the option each year over a four-year period commencing on the date of grant and were awarded in tandem with stock appreciation rights. Executives are encouraged to hold the stock received through the exercise of options and stock appreciation rights. In determining the number of option shares to be awarded to an executive officer, the Committee considers the per-formance of the individual and the individual's position level. The Committee, in its judgment, may adjust the number of shares based on a comparison of op-tion awards (using grant date value) of the survey companies described under "Salaries". Applying these factors, during 1997 the Committee awarded 326 key employees, including Mr. Barnette and the other executive officers named in the table on page 17, options to purchase Bethlehem Common Stock at a price of $8.375 per share (the fair market value of Bethlehem Common Stock on the date of the award).

  The Committee has also implemented a Key Employee Stock Investment Award Program under the 1994 Stock Incentive Plan which is designed to help increase the long-term retention of key employees, encourage their ownership of stock and align their interests with the interests of the stockholders. Under this Program, executive officers and other key employees have been awarded re-stricted shares of Common Stock which may not be sold, transferred or assigned while the shares are restricted. Unless otherwise determined by the Committee, (a) the restrictions on the shares gen-erally expire either (i) at the later of age 64 or retirement or (ii) after five years as to one-half of the shares awarded and at the later of age 64 or retirement as to the remaining shares and (b) the shares are forfeited if the employee voluntarily leaves the employment of Bethlehem (unless, at Bethlehem's request, the employee enters into a consulting and non-compete agreement) or is terminated for cause before the restrictions expire. Divi-dends, if declared, are payable upon the restricted shares. The size of re-stricted stock awards under this Program is determined by the Committee in its judgment based on a number of factors including level of responsibility, indi-vidual performance and potential to make a contribution to Bethlehem's future success, overall corporate progress toward achieving sustained profitability and the restricted stock practices at other companies. The Committee assigns no specific weight to any of these factors when making its determinations. Mr. Barnette and the other named executive officers did not receive any restricted stock awards in 1997.

  Compensation of Chief Executive Officer. In establishing Mr. Barnette's sal-ary for 1997, the Committee considered the salaries of chief executive offi-cers of other steel companies and companies of similar size and complexity. They also considered Mr. Barnette's performance and the continued challenges facing Bethlehem. During 1996, Bethlehem took significant actions to improve stockholder value. It announced a restructuring plan that included the exit of several underperforming businesses. This plan was successfully implemented in 1997. Bethlehem also enhanced the competitiveness of its three core steel Di-visions and made steady progress in dealing with its pension and health care legacy costs.

  Mr. Barnette received an incentive compensation bonus award for 1997 which is discussed under Incentive Compensation Bonuses above. Stock option awards received by Mr. Barnette during 1997 are discussed under Long-Term Stock In-centives above.

  Limitation on Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code denies a publicly held corporation, such as Bethlehem, a federal income tax deduction for certain compensation in excess of $1 million per year paid to or accrued for each of its chief executive officer and four other most highly compensated executive officers. "Performance based" compen-sation, such as stock options awarded under Bethlehem's 1994 Stock Incentive Plan are not subject to the limitation on deductibility.

  Based on Bethlehem's substantial net loss carryforwards ($1.8 billion at De-cember 31, 1997) and the levels and types of compensation of Bethlehem's af-fected executive officers, the Committee continues to believe that the limita-tion on deductibility of certain compensation is currently not material to Bethlehem. Nevertheless, the Committee will continue to review the situation and future events with an objective of achieving deductibility to the extent appropriate. Restricted stock awards under the existing Key Employee Stock In-vestment Award Program are not exempt from the limitation, but the Committee feels that such awards are a necessary and appropriate incentive to motivate executives and align their interests with the interests of stockholders.

                                      Compensation Committee

                                           Worley H. Clark, Chairman
                                           John B. Curcio
                                           Robert McClements, Jr.
                                           Dean P. Phypers
                                           William A. Pogue

SUMMARY COMPENSATION TABLE

  The following table shows the aggregate compensation awarded or paid to, or earned by, Bethlehem's chief executive officer and each of Bethlehem's other four most highly compensated executive officers.

                                 ANNUAL COMPENSATION           LONG-TERM COMPENSATION
                         ------------------------------------ ------------------------
                                                    OTHER                   SECURITIES
                                                   ANNUAL      RESTRICTED   UNDERLYING
                                                   COMPEN-        STOCK      OPTIONS/      ALL OTHER
                         SALARY ($) BONUS(2)($)  SATION(3)($) AWARDS(4)($)   SARS (#)  COMPENSATION(5)($)
                         ---------- ----------- ------------- ------------- ---------- ------------------
Curtis H. Barnette
 Chairman and Chief
 Executive Officer
  1997..................  $675,000   $694,600     $931,277      $      0      50,000        $69,677
  1996..................   655,000     90,400            0       412,500      50,000         70,718
  1995..................   625,000    221,300            0             0      50,000         73,660
John A. Jordan, Jr.(1)
 Senior Vice President
  1997..................  $362,000   $305,900     $651,179      $      0           0        $40,034
  1996..................   349,250     41,700            0       137,500      25,000         40,458
  1995..................   336,250    101,800            0             0      25,000         43,303
Gary L. Millenbruch
 Executive Vice
 President and Treasurer
  1997..................  $455,000   $392,100     $554,843      $      0      30,000        $51,123
  1996..................   439,001     51,300            0       206,250      30,000         51,179
  1995..................   420,833    125,400            0             0      30,000         52,707
Roger P. Penny
 President
  1997..................  $521,500   $451,300     $714,877      $      0      35,000        $53,641
  1996..................   501,001     58,600            0       206,250      35,000         54,678
  1995..................   480,000    143,100            0             0      35,000         57,845
David P. Post
 Senior Vice President
  1997..................  $312,500   $270,400     $288,943      $      0      25,000        $28,926
  1996..................   298,334     35,100            0       137,500      25,000         29,400
  1995..................   282,500     84,100      105,668             0      25,000         31,181

-----------
(1) Mr. Jordan retired on December 31, 1997.

(2) Each executive named in the table received an annual incentive compensation bonus award for 1997 equal to a percentage of base salary at year end 1997 based on Bethlehem's 1997 return on net assets as described under Incentive Compensation Bonuses.

(3) Relates to the unfunded retirement benefits payable to such officers under the Excess Benefit Plan and Supplemental Benefits Plan and represents the amount of payments to cover tax liabilities arising from the purchase of individually owned annuities to secure a portion of such benefits.

(4) Fair market value at date of issuance of restricted shares of Common Stock awarded under the Key Employee Stock Investment Award Program. The shares are restricted and generally may not be sold, transferred or assigned until the later of age 64 or retirement. Mr. Barnette's 1996 award will vest on February 1, 1999, and Mr. Post's 1996 award will vest on January 1, 1998. Dividends, if declared, are payable upon the restricted stock.

    The aggregate number of shares of restricted stock awarded under the Key Employee Stock Investment Award Program and held by each of the named in-dividuals at December 31, 1997, and the aggregate value of these shares based on a market value of $8.6873 per share at December 31, 1997, is as follows: Mr. Barnette, 36,000 restricted shares with a value of $312,743; Mr. Jordan, 10,000 restricted shares with a value of $86,873; Mr. Millenbruch, 46,000 restricted shares with a value of $399,616; Mr. Penny, 46,000 restricted shares with a value of $399,616; and Mr. Post, 15,000 restricted shares with a value of $130,310. During 1997, restrictions ended on the following additional shares: Mr. Barnette, 66,000 shares; and Mr. Jordan, 19,250 shares.

(5) "All Other Compensation" consists of supplemental insurance costs, Matching Company Contributions to the Savings Plan, cash or single premium annuities purchased to cover the shortfall of Matching Company Contributions to the Savings Plan due to Internal Revenue Code limitations and the value of split dollar insurance benefits in the following respective amounts for 1997: Mr. Barnette--$13,442, $5,867, $39,347,
    $11,021; Mr. Jordan--$9,594, $5,867, $15,956, $8,617; Mr. Millenbruch--
    $8,903, $5,867, $23,028, $13,325; Mr. Penny--$6,254, $5,867, $27,924,
    $13,596; and Mr. Post--$6,469, $5,867, $12,330, $4,260. Split Dollar
    Insurance is in lieu of the Group Term Life Insurance generally provided by Bethlehem to its salaried employees. Each executive pays his own premium for the term life portion of the insurance policy. Bethlehem is reimbursed for the total premium amount advanced out of the proceeds of the insurance policy if the individual dies while the split dollar arrangement is in effect or out of the built-up cash value of the policy if the arrangement terminates prior to the death of the individual. As security for repayment, Bethlehem is a collateral assignee of the policy to the extent of any such unreimbursed premium.

STOCK OPTION/SAR GRANTS IN 1997(1)

                              INDIVIDUAL GRANTS
-------------------------------------------------------------------------------
                                                                                                        HISTORIC (1987-
                                                                                 POTENTIAL REALIZABLE        1997)
                                                                                   VALUE AT ASSUMED     ANNUAL RATE OF
                           NUMBER OF   PERCENT OF TOTAL                          ANNUAL RATES OF STOCK    STOCK PRICE
                             SHARES      OPTIONS/SARS                           PRICE APPRECIATION FOR   APPRECIATION
                           UNDERLYING     GRANTED TO      EXERCISE                  OPTION TERM(2)         (DECLINE)
                          OPTIONS/SARS    EMPLOYEES        PRICE     EXPIRATION ----------------------- ---------------
                           GRANTED(#)     IN 1997(%)    PER SHARE($)    DATE       5%($)      10%($)         (6%)
                          ------------ ---------------- ------------ ---------- ----------- ----------- ---------------
Curtis H. Barnette......     50,000           7.68%        $8.375     4-30-07   $   263,350 $   667,400         0
John A. Jordan, Jr......          0              0              0     4-30-07             0           0         0
Gary L. Millenbruch.....     30,000           4.61          8.375     4-30-07       158,010     400,440         0
Roger P. Penny..........     35,000           5.38          8.375     4-30-07       184,345     467,180         0
David P. Post...........     25,000           3.84          8.375     4-30-07       131,675     333,700         0
All Optionees (326 exec-
 utive officers and key
 employees).............    651,100         100.00          8.375     4-30-07     3,429,344   8,690,883         0

-----------
(1) All stock options granted in 1997 were granted in tandem with stock appre-ciation rights ("SARs"), have a term of ten years and may be exercised for up to one-fourth of the shares covered by the option each year over a four-year period commencing on the date of grant. The exercise price (per share) of the option is the market price of Common Stock on the date the option is awarded.

(2) These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall market condi-tions. As is shown in the last column, which shows there has been an an-nual rate of stock price decline for Common Stock during the last ten years, there can be no assurance that the amounts reflected in these col-umns will be achieved.

AGGREGATED STOCK OPTION/SAR EXERCISES IN 1997 AND DECEMBER 31, 1997, STOCK OPTION VALUES

                                                            NUMBER OF SHARES          VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED            IN-THE-MONEY
                                                       OPTIONS/SARS AT 12/31/97 (#)  OPTIONS/SARS AT 12/31/97
                         SHARES ACQUIRED    VALUE     ----------------------------- -------------------------
                         ON EXERCISE(#)  REALIZED ($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
                         --------------- ------------ ----------------------------- -------------------------
Curtis H. Barnette......         0             0             184,250/137,750                   0/0
John A. Jordan, Jr......         0             0              38,250/ 41,250                   0/0
Gary L. Millenbruch.....         0             0             122,000/ 80,000                   0/0
Roger P. Penny..........         0             0             130,750/ 93,750                   0/0
David P. Post...........         0             0              65,450/ 66,250                   0/0

PENSION PLAN TABLE

                               ESTIMATED ANNUAL RETIREMENT BENEFIT
                     -----------------------------------------------------------------------------
                        25                     30                     35                     40
COVERED              YEARS OF               YEARS OF               YEARS OF               YEARS OF
COMPENSATION         SERVICE                SERVICE                SERVICE                SERVICE
------------         --------               --------               --------               --------
 $ 300,000           $112,500               $135,000               $157,500               $180,000
   400,000            150,000                180,000                210,000                240,000
   500,000            187,500                225,000                262,500                300,000
   600,000            225,000                270,000                315,000                360,000
   700,000            262,500                315,000                367,500                420,000
   800,000            300,000                360,000                420,000                480,000
   900,000            337,500                405,000                472,500                540,000
 1,000,000            375,000                450,000                525,000                600,000

  The table above shows the estimated annual retirement benefit (before any deductions, including social security benefits) payable in the aggregate to Bethlehem's named executive officers under its qualified defined benefit pen-sion plan, its Excess Benefit Plan and its Supplemental Benefits Plan. The benefit levels in the table assume retirement at age 62, the years of service shown and payment in the form of a single life annuity.

Individually owned annuities were purchased in 1993 and 1997 to secure a por-tion of the unfunded benefits payable to the named executive officers under the Excess Benefit Plan and the Supplemental Benefits Plan. An additional an-nuity was also purchased for Mr. Post in 1995. The amount of the benefits which were funded by the purchase of the annuities was based on the funded level of Bethlehem's defined benefit pension plan at June 30, 1993, for the 1993 annuities, December 31, 1994, for the 1995 annuity purchased for Mr. Post and December 31, 1996, for the 1997 annuities.

  Covered compensation for purposes of determining retirement benefits for the named executive officers generally consists of salary and incentive compensa-tion reported in the "Bonus" column in the Summary Compensation Table. The monthly retirement benefit payable is generally determined by multiplying av-erage monthly covered compensation (for salary, the highest consecutive 60 months in the last 120 months of continuous service and for incentive compen-sation, the 5 highest 12-month periods, whether or not consecutive, in the last 120 months of continuous service) times 1.5% times the number of credited years of service. The incentive compensation portion of the benefit is subject to adjustment to the extent it results in the monthly retirement benefit ex-ceeding 55% of average monthly covered compensation. Benefits are also subject to a deduction for social security benefits as well as certain other adjust-ments.

  As of December 31, 1997, the credited years of service under the Pension Plan or Supplemental Benefits Plan for Messrs. Barnette, Jordan, Millenbruch, Penny and Post were 35 years, 40 years, 38 years, 39 years and 41 years, re-spectively.

COMPARATIVE STOCK PERFORMANCE

  The following graph compares the cumulative total stockholder return on Bethlehem Common Stock for the last five years with the cumulative total re-turn for the same period of the Standard & Poor's 500 Stock Index ("S&P 500") and a peer group of publicly-traded integrated steelmakers described below. The graph assumes the investment of $100 in Bethlehem Common Stock, the S&P 500 and the peer group on December 31, 1992, and reinvestment of all divi-dends. The total return for the peer group has been weighted for market capi-talization at the beginning of each period.

  The peer group consists of Armco Inc., Inland Steel Industries, LTV Corpora-tion, National Steel Corporation and the U.S. Steel Group of USX Corporation. Information has only been included for (1) LTV common stock at December 31, 1993-1997, and (2) National Steel Corporation at December 31, 1993-1997, since public trading did not commence in those stocks until 1993. Information has only been included for Armco common stock at December 31, 1992-1994, since Armco transferred its carbon steel business during 1994 to a separately traded public company making continuing comparison inappropriate.



                                     LOGO

                      1992     1993     1994     1995     1996     1997
Bethlehem Steel
   Corporation        $100     $127.34  $119.50  $ 86.72  $ 55.47  $ 54.29
S&P 500               $100     $110.06  $111.58  $158.45  $188.68  $250.99
Peer Group            $100     $121.50  $117.69  $ 98.15  $ 90.58  $ 87.82

                            ADDITIONAL INFORMATION

INDEMNIFICATION ASSURANCE AGREEMENTS

  It is and has been Bethlehem's policy to indemnify its officers and direc-tors against any costs, expenses and other liabilities to which they may be-come subject by reason of their service to Bethlehem, and to insure its direc-tors and officers against such liabilities, as and to the extent permitted by applicable law and in accordance with the principles of good corporate gover-nance. In this regard, Article IX of Bethlehem's By-laws requires Bethlehem to indemnify its directors and officers to the maximum extent permitted by the General Corporation Law of the State of Delaware.

  Pursuant to this policy, Bethlehem has entered into individual Indemnifica-tion Assurance Agreements with each of its directors and executive officers pursuant to which Bethlehem has agreed to indemnify each of its directors and executive officers to the full extent provided by applicable law and the By-laws of Bethlehem as currently in effect. In addition, Bethlehem has estab-lished in connection with its indemnification policy an irrevocable letter of credit in an aggregate amount of $5 million to assure payment to each director and executive officer of any amounts to which they may become entitled as in-demnification pursuant to the By-laws in the event that, for any reason, Beth-lehem shall not pay to them any such indemnification.

  Section 102(b)(7) of the General Corporation Law of the State of Delaware permits a Delaware corporation to include in its certificate of incorporation a provision eliminating the potential monetary liability of a director to the corporation or its stockholders for breach of fiduciary duty as a director, provided that such provision shall not eliminate the liability of a director
(i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper pay-ment of dividends or (iv) for any transaction from which the director receives an improper personal benefit. Bethlehem's Second Restated Certificate of In-corporation, as amended, includes such a provision in Article Ninth thereof.

STOCKHOLDERS

  Holders of record of Bethlehem's Common Stock and ESOP Preference Stock on the Record Date are entitled to notice of the Annual Meeting and to vote at the Meeting the shares held on that date. Each share of Common Stock and ESOP Preference Stock is entitled to one vote. On the Record Date, a total of 113,134,857 shares of Common Stock of Bethlehem, owned of record by approxi-mately 34,700 stockholders, were outstanding and a total of 2,303,791 shares of ESOP Preference Stock of Bethlehem, owned of record by State Street Bank and Trust Company, Post Office Box 1389, Boston, Massachusetts 02104-1389, un-der a qualified plan for approximately 12,700 participants, were outstanding. To the knowledge of the Board of Directors, there were no other beneficial owners of 5% or more of the ESOP Preference Stock and no beneficial owners of 5% or more of Bethlehem's Common Stock on the Record Date.

OTHER MATTERS

  Management and the Board of Directors do not know of any matters other than those set forth in the form of proxy that will be presented for consideration at the 1998 Annual Meeting. However, execution of a proxy, unless otherwise indicated, confers on the persons named as proxies discretionary authority to vote the shares represented in accordance with their best judgment on other business, if any, that may properly come before the Meeting.

  The cost of soliciting proxies will be borne by Bethlehem. A number of its officers and regular employees may solicit proxies personally and by tele-phone. Bethlehem has engaged Georgeson & Company, Inc. to assist in soliciting proxies from brokers, bank nominees and institutional holders for an estimated fee of $10,000 plus expenses. Arrangements have been made for brokerage hous-es, nominees and other custodians and fiduciaries to send proxy material to their principals, and Bethlehem will reimburse them for their expenses in do-ing so.

MARCH 13, 1998

                                                   [PROXY CARD - FRONT/BOTTOM]



                           Bethlehem Steel Corporation
                               1170 EIGHTH AVENUE
                            BETHLEHEM, PA 18016-7699

                     [LOGO OF BETHLEHEM STEEL APPEARS HERE]

                                                                March 13, 1998

To All Bethlehem Stockholders:

     It is a pleasure to invite you to the Annual Meeting of Stockholders which will be held on Tuesday, April 28, 1998. We will meet in the Main Ballroom of the Radisson Hotel, Wilmington, Delaware, at 11 a.m. Your continuing interest in Bethlehem's business is appreciated, and I hope that as many of you as possible will attend the Meeting in person.

     The annual election of directors will take place at the Meeting. Personal information about each nominee for the Board of Directors as well as information about the functions of the Board and its committees is contained in the Proxy Statement. All nominees have previously been elected by the stockholders.

     William A. Pogue will retire as a director in April of 1998. We acknowledge and thank him for his loyal and dedicated service to Bethlehem.

     You are also being asked to ratify the appointment of Price Waterhouse LLP as Bethlehem's independent auditors for 1998.

     The Compensation Committee proposed, and the Board adopted on December 10, 1997, subject to stockholder approval, the 1998 Stock Incentive Plan. If approved, the 1998 Stock Incentive Plan will replace the 1994 Stock Incentive Plan. The 1998 Plan provides for the award of stock options and shares of Bethlehem Common Stock to key employees of Bethlehem and its subsidiaries. Stock options and stock are an important form of compensation for our management personnel, just as they are in other major corporations. The 1998 Stock Incentive Plan is described in detail in the Proxy Statement and is attached as
Exhibit 1. We are asking stockholders to approve it at the Meeting.

     Please read the formal notice of the Meeting and the Proxy Statement carefully. For those of you who cannot be present at the Meeting, I urge you to participate by completing, signing and returning your proxy in the enclosed envelope. Your vote is important, and the management of Bethlehem appreciates the cooperation of stockholders in directing proxies to vote at the Meeting.

                                   Sincerely,



                                   /s/ Curtis H. Barnette

                                       Curtis H. Barnette,
                                       Chairman

    [X]      Please mark your votes
             as in this example.

          If this card is properly executed, shares will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

    Bethlehem's Board of Directors recommends a vote FOR election of directors and Proposals 2 and 3.

                                           FOR      WITHHELD
    1.       Election of
             Directors.                   [    ]     [    ]
             (see reverse)

             For, except vote withheld from
             the following nominee(s):

                                           FOR       AGAINST      ABSTAIN
    2.       Ratification of appointment
             of Independent Auditors.     [    ]     [    ]       [    ]


                                           FOR       AGAINST      ABSTAIN
    3.       Approval of 1998 Stock
             Incentive Plan.              [    ]     [    ]       [    ]



                                  Please sign exactly as name appears hereon.
                                  Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.






                                  SIGNATURE(S)                             DATE

                           BETHLEHEM STEEL CORPORATION
                               1170 Eighth Avenue
                            Bethlehem, PA 18016-7699
P
R          This Proxy is Solicited on Behalf of the Board of Directors
O            for the Annual Meeting of Stockholders, April 28, 1998
X
Y
    The undersigned hereby appoints Curtis H. Barnette, Roger P. Penny and Gary
    L. Millenbruch the proxies (each with power to act alone and with power of substitution) of the undersigned to represent and vote the shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Bethlehem Steel Corporation to be held on April 28, 1998, and at any adjournment or postponement thereof, as hereinafter specified and, in their discretion, upon such other matters as may properly come before the Meeting.

         Election of Directors. Nominees:

         C. H. Barnette, B. R. Civiletti, W. H. Clark, J. B. Curcio, L. B. Kaden, H. P. Kamen, R. McClements, Jr., G. L. Millenbruch, R. P. Penny,
         S. D. Peterson, D. P. Phypers, J. F. Ruffle

    You are encouraged to specify your choice by marking the appropriate boxes on the reverse side. On matters on which you do not specify a choice, your shares will be voted in accordance with the recommendation of Bethlehem's Board of Directors. Please mark, sign, date and return this proxy promptly using the enclosed envelope.

    This card also constitutes voting instructions for any shares of stock allocated to your account under the Bethlehem Steel Corporation Employee Stock Ownership Plan and under the Savings Plan for Salaried Employees of Bethlehem Steel Corporation and Subsidiary Companies, as described in the Notice of Meeting and Proxy Statement dated March 13, 1998.

                                                       [SEE REVERSE SIDE]

                                            [PROXY CARD - BACK BOTTOM]



                           BETHLEHEM'S
                            OBJECTIVES
                             Increase stockholder value
                             Serve our customers
                             Partnerships among employees
                             Be a good citizen


                             STRATEGY
                             Concentrate on steel
                             Rebuild our financial strength --
                                  make the plans
                             Improve continuously--
                                  safety and total quality



                           Focus on the Vision             [Logo of Bethlehem
                           Be the Premier Steel Company    Steel appears here]